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Exhibit 24.01

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints K. Michael Forrest and A. Richard Juelis, and each of them, his attorneys-in-fact, and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign the registration statements indicated below, any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462 of the Securities Act) to such registration statements, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Form	File Nos.
S-8	33-96384; 333-06065; 333-32301; 333-60343; 333-42840; and 333-114229
S-3	333-11457; 333-36057; 333-46087; 333-86193; 333-49466; 333-64864; and 333-102485
/s/ RICHARD WILLIAMS Richard C. Williams	Chairman of the Board, Director	September 3, 2004
/s/ JOHN Q. ADAMS, SR. John Q. Adams, Sr.	Director	September 3, 2004
/s/ TOBI B. KLAR M.D. Tobi B. Klar, M.D.	Director	September 3, 2004
/s/ ROBERT B. ROTHERMEL Robert B. Rothermel	Director	September 3, 2004
/s/ THOMAS M. STEINBERG Thomas M. Steinberg	Director	September 3, 2004

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  Exhibit 24.01
POWER OF ATTORNEY